Jameson Inns, Inc.	PRESS RELEASE

8 Perimeter Center East, Suite 8050     Atlanta, Georgia 30346     (770) 901-9020     FAX (770) 901-9550

FOR IMMEDIATE RELEASE

July 21, 2004

Investor Relations Contacts:

                EPOCH Financial     (888) 917-5105

                Todd Atenhan or Valerie Kimball

Company Contact:

                Craig R. Kitchin     (770) 901-9020

                President and Chief Financial Officer

Jameson Inns, Inc. Announces Public Offering

ATLANTA—Jameson Inns, Inc. (NASDAQ:JAMS), the owner of Jameson Inns and Signature Inns, today announced a public offering of 43,000,000 shares of its common stock at a price of $1.92 per share, raising gross proceeds of offering of $82,560,000. Jameson Inns, Inc. has granted the underwriters an option to purchase up to 6,450,000 additional shares of common stock at the initial offering price. The underwriters for the offering are Friedman, Billings, Ramsey & Co., Inc., who acted as sole book running manager, Stifel, Nicolaus & Company, Incorporated and JMP Securities LLC.

The common stock will be offered only by means of prospectus. Copies of the prospectus may be obtained at www.sec.gov or by contacting Friedman, Billings, Ramsey & Co., Inc., 1001 Nineteenth Street North, Arlington, Virginia 22209, telephone

(703) 312-9500; Stifel, Nicolaus & Company, Incorporated, 501 North Broadway, 8th Floor, St. Louis, Missouri 63102, telephone (314) 342-2230 or JMP Securities LLC, One Embarcadero Center, Suite 2100, San Francisco, California 94111, telephone

(415) 835-8900.

The registration statement relating to the common stock was filed with the U.S. Securities and Exchange Commission and has become effective.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction.

Jameson Inns, Inc. owns and operates the Jameson Inn and Signature Inn limited service hotel properties primarily in the Southeast and Midwest, and is headquartered in Atlanta, Georgia.

Forward-Looking Statements

Certain matters discussed in this press release are forward-looking statements within the meaning of federal securities regulations. All forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual transactions, results, performance or achievements to be materially different from any future transactions, results, performance or achievements expressed or implied by such forward-looking statements. General economic conditions, competition, and governmental actions will affect future transactions, results, performance, and achievements. These risks are presented in detail in our filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the Company’s expectations will be attained or that any deviations will not be material. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.